EXHIBIT 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-10 of Pretium Resource Inc. of our report dated February 11, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting of Pretium Resources Inc., which appears as an exhibit to, and is incorporated by reference in Pretium Resource Inc.’s Annual Report on Form 40-F for the year ended December 31, 2019. We also consent to the reference to us under the heading “Auditors” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chartered Professional Accountants
Vancouver, Canada
June 16, 2020